Exhibit 99.1

Scholastic Announces Fiscal 2010 Results and Fiscal 2011 Outlook

Exceeds Fiscal 2010 Guidance, Achieves Margin Goal

Strong Education Results and Cost Controls Drive Higher Profitability

NEW YORK--(BUSINESS WIRE)--July 22, 2010--Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported significantly higher earnings and free cash flow for the fiscal year ended May 31, 2010, exceeding its previous guidance. The Company also provided its fiscal 2011 plan focused on digital expansion and sustained cost and cash discipline.

In fiscal 2010, operating income was $183.7 million and operating margin reached 9.6%, before one-time, primarily non-cash items of $55.3 million before tax, associated with write-downs of unproductive assets, a restructuring of UK operations and other actions. This compares favorably to operating income of $108.6 million and operating margin of 5.9% in the prior year, excluding one-time mostly non-cash charges of $38.2 million before tax in that period.

Free cash flow (as defined) for the fiscal year was $171.6 million, reflecting strong profit growth and working capital reductions, compared to $84.9 million a year ago. Net debt (as defined) decreased to $8.7 million at the end of fiscal 2010, compared to $160.1 million a year earlier.

“Strong execution of the three elements of our fiscal 2010 plan – driving growth in Scholastic Education, improving efficiencies in Children’s Books, and tightly managing costs and cash – contributed to a very strong fourth quarter, enabling Scholastic to beat our targets for earnings and free cash flow growth,” commented Richard Robinson, Chairman, President and Chief Executive Officer. “Having reduced overhead costs, strengthened our core children’s book businesses and expanded our educational technology and services business in recent years, we achieved our long-term operating margin goal and further strengthened our balance sheet in fiscal 2010.”

Revenue was $1,912.9 million in fiscal 2010, up 3% from $1,849.3 million a year ago. Consolidated earnings per diluted share were $1.52 for the fiscal year, compared to a loss of $0.38 in the prior year. Earnings per diluted share from continuing operations were $2.60, more than double $1.28 a year ago, excluding one-time items of $1.01 and $0.93 per diluted share, respectively, which were not included in guidance.

In the fourth quarter of fiscal 2010, revenue was $538.4 million, up 9% from the prior year period, and consolidated earnings per diluted share were $0.79 in the quarter, compared to $0.76 in the prior year period. Before one-time, mostly non-cash expenses of $0.18 per share in the current period and a net one-time item gain of $0.06 per share in the prior period, earnings per diluted share from continuing operations rose to $1.02 in the fourth quarter from $0.82 a year ago.

Fiscal 2011 Outlook

Mr. Robinson added, “Scholastic’s plan for fiscal 2011 is to sustain last year’s strong operating income before spending approximately $20 million to invest in Children’s Books’ key digital opportunities – ecommerce and ebooks – reflecting the accelerating change and growth in these areas. As the world’s largest publisher and distributor of children’s books, Scholastic is well positioned for fiscal 2011 and beyond to be the leader in children’s reading, online and in ebooks, as well as in print. In Education, where we have already successfully made this digital transformation, our plan is to consolidate last year’s record growth, while continuing to develop a strong pipeline of reading and math programs.”

Following a robust fourth quarter, the Company expects solid growth in the Children’s Book Publishing and Distribution segment in fiscal 2011, driven by strong performance in School Book Clubs and Fairs. To achieve long-term growth in the segment, Scholastic plans to fully roll out its new online ordering platform this coming fall, gaining direct access to parents and children, as well as teachers, through the unique Book Clubs distribution model. Additionally, the Company remains on track to launch a differentiated children’s ebook offering in fiscal 2011, featuring a broad range of titles from Scholastic and other publishers.

In Educational Publishing, the Company plans to drive strong renewals of services and follow-on product sales to its significantly larger base of existing customers, as well as to reach new customers with its market-leading technology-based programs. As a result, segment revenue is expected to be in line with fiscal 2010, despite lower anticipated benefit from federal stimulus funding and fewer product introductions compared to last year. Continued investment in new math and reading products, professional development services and select state adoptions are expected to contribute robust growth in fiscal 2012 and beyond.

Across the Company, improved efficiencies are expected to offset higher commodity, manufacturing and medical costs, as well as merit pay increases. The Company expects to continue to generate free cash flow in excess of net income by aggressively managing working capital, despite increased capital spending on new products and digital initiatives.

Scholastic expects total revenue from continuing operations in fiscal 2011 of approximately $1.9 to $2.0 billion, and earnings per diluted share from continuing operations in the range of $1.95 to $2.20, before the impact of any one-time items associated with cost reductions or non-cash, non-operating items.

Fiscal 2011 free cash flow is expected to be approximately $90 to $100 million, which includes capital expenditures of $50 to $60 million and prepublication and production spending of $65 to $75 million, primarily reflecting investments in ecommerce, digital delivery of e-books and digitization of print programs as well as accelerated product development in Scholastic Education.

Fourth Quarter and Fiscal 2010 Results

Children’s Book Publishing and Distribution. Solid overall sales performance and improved efficiencies contributed to higher segment operating income and margins in the fourth quarter and in fiscal 2010, compared to prior year periods. Segment revenue in the quarter was $273.5 million, up 6% from a year ago, outperforming the book publishing and book selling industry during the period. Robust sales primarily reflected revenue per fair gains in School Book Fairs and multiple New York Times bestsellers in Trade, including the Company’s multiplatform series The 39 Clues™, the first two titles in the Hunger Games trilogy by Suzanne Collins and Maggie Stiefvater’s Shiver. School Book Club revenues were approximately flat in the quarter, as targeted spring promotions sustained teacher order volumes, which had lagged in earlier quarters. Fourth quarter segment operating income was $50.7 million, a 40% increase from the prior year period, reflecting strong sales in Book Fairs and Trade, as well as lower returns in Trade.

For the fiscal year, segment operating income rose 16% from the prior year to $117.9 million, while segment revenue declined 3% to $910.6 million. Excluding prior year sales of The Tales of Beedle the Bard in Trade Publishing to benefit J.K. Rowling’s charity, segment revenue was approximately level for the year, reflecting solid sales growth in Book Fairs and Trade, offset by lower orders in Book Clubs in the fall and winter. Solid Book Fair and non-Harry Potter Trade sales, in particular in the fourth quarter, as well as reduced Club promotions and the prior year’s consolidation of Book Fair regions, all contributed to higher segment operating income and margins in fiscal 2010.

Educational Publishing. Strong execution, the benefit of new products and adoptions, and the significant impact of federal stimulus funds drove record growth in sales of higher margin educational technology and services in fiscal 2010. As a result, for the fiscal year, segment revenue rose 24% to $476.5 million, as sales of READ 180®, System 44® and other technology and related services increased by $79.5 million. This in turn benefited segment operating income which increased over 80% to $103.5 million, from $57.2 million in the prior year, excluding one-time, non-cash charges of $36.3 million ($0.60 per diluted share) and $1.4 million ($0.02 per diluted share) in fiscal 2010 and 2009, respectively.

In the fourth quarter, segment revenue rose 13% to $117.2 million, from continued growth of educational technology and related services, as well as modest gains in supplemental print products. Segment operating income rose to $21.7 million from $21.0 million, excluding a one-time, non-cash charge of $1.4 million ($0.02 per diluted share) in the prior year period.

International. Segment revenue in the fourth quarter was $116.8 million, compared to $105.6 million a year ago, primarily as a result of a $14.4 million positive impact of foreign exchange. In local currencies, modest declines in Export, Australia and UK sales were partly offset by growth in Asia. Excluding one-time expenses associated with restructuring in the UK of $0.5 million ($0.01 per diluted share), segment operating income was $17.8 million, increasing over 70% from $10.3 million in the prior year period, primarily as a result of lower costs in Canada and Australia.

For the fiscal year, segment revenue was $412.0 million, compared to $399.0 million in the prior year, reflecting a $27.2 million positive foreign exchange impact. In local currencies, sales declined in Canada and the UK, partly offset by gains in Asia. Excluding one-time expenses associated with the UK restructuring of $8.5 million ($0.22 per diluted share) in the current year and a non-cash charge of $17.0 million ($0.28 per diluted share) in the prior year, segment operating income increased more than 50% to $38.5 million, compared to $24.3 million a year ago. This improvement primarily resulted from higher profits in Australia, Canada and Asia, as well as an unfavorable impact of foreign exchange in the prior year.

Media, Licensing and Advertising. Segment revenue in the fourth quarter was $30.9 million, up 5% from $29.3 million in the prior year period, largely as a result of a turn-around in sales of interactive products. Excluding a one-time, non-cash write-down of assets of $3.0 million ($0.05 per diluted share) in the current period, segment operating income was $1.4 million compared to $1.9 million in the prior year period, primarily as a result of lower interactive margins.

For the fiscal year, segment revenue was $113.8 million, down 9% from $125.7 million in the prior year, primarily reflecting soft sales of interactive products and toys in the first nine months of fiscal 2010. Excluding the previously noted one-time, non-cash write-down of $3.0 million ($0.05 per diluted share), segment operating loss was $1.2 million, compared to flat results a year ago, reflecting lower sales.

Other Financial Results. Corporate Overhead expense in the fourth quarter was $21.7 million, compared to $16.9 million in the prior year period, excluding $7.5 million ($0.12 per diluted share) in one-time expenses associated with the settlement of a sales tax negotiation in the current period and $4.1 million ($0.07 per diluted share) in severance and one-time expenses related to the Company’s cost reductions a year ago. Excluding these one-time items, corporate overhead rose relative to the prior year due to higher bonus accruals. For the fiscal year, Corporate Overhead was $75.0 million compared to $74.7 million in the prior year, excluding one-time expenses of $7.5 million ($0.12 per diluted share) and $19.8 million ($0.33 per diluted share), respectively, as reduced salary expense offset increased bonus accruals.

Other severance expense (not related to cost reductions) was $1.9 million in the quarter compared to $1.5 million in the prior period; for the year it was $9.2 million compared to $8.4 million in the prior year.

Stock-based compensation expense (not related to cost reductions) in the quarter was $2.9 million ($0.05 per diluted share) compared to $2.2 million ($0.04 per diluted share) in the prior year period; for the year it was $14.0 million ($0.23 per diluted share) compared to $9.4 million ($0.16 per diluted share) in the prior year.

The effective tax rate for fiscal 2010 was 47.4%. In addition to statutory federal taxes, the primary drivers were state and local taxes, and foreign losses without tax benefit.

The loss per share from discontinued operations was $0.05 in the fourth quarter and $0.07 for the year. This compares to a loss per share from discontinued operations of $0.12 and $0.73 in the prior quarter and year, respectively, which primarily reflected the write-down of certain assets.

As previously announced, the Company’s Board of Directors declared a quarterly cash dividend of $0.075 per share on the Company’s Class A and Common Stock for the first quarter of fiscal 2011. The dividend is payable on September 15, 2010 to shareholders of record as of the close of business on August 31, 2010.

In the fourth quarter, the Company acquired 340,975 shares of its common stock for $9.3 million under its previously announced share repurchase programs. During fiscal 2010, 411,978 shares were acquired in total for $10.8 million.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, July 22, 2010. Scholastic’s Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O’Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompany slides from the conference call will also be posted at investor.scholastic.com. An audio only replay of the call will be available toll-free at (800) 642-1687 or, for international calls, at +1 (709) 645-9291 and by entering access code 83844485. The recording will be available through Friday, September 3, 2010.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and related services and children’s media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	5/31/2010	5/31/2009	5/31/2010	5/31/2009

Revenues	$538.4	$496.0	$1,912.9	$1,849.3

Operating costs and expenses:
Cost of goods sold	232.7	231.8	859.8	881.7
Selling, general and administrative expenses (1)	227.9	196.5	812.6	803.7
Bad debt expense	0.1	5.2	9.5	15.8
Depreciation and amortization	15.8	15.5	59.5	60.7
Impairment charges (2)	3.0	-	43.1	17.0
Total operating costs and expenses	479.5	449.0	1,784.5	1,778.9

Operating income	58.9	47.0	128.4	70.4

Other income (3)	-	0.4	0.9	0.7
Interest expense, net	4.0	4.4	16.2	23.0
Loss on investments (4)	-	-	1.5	13.5

Earnings from continuing operations before income taxes	54.9	43.0	111.6	34.6

Provision for income taxes	23.8	10.9	52.9	21.4

Earnings from continuing operations	31.1	32.1	58.7	13.2

Loss from discontinued operations, net of tax (5)	(1.9)	(4.4)	(2.6)	(27.5)

Net income (loss)	$29.2	$27.7	$56.1	($14.3)

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (6)
Basic:
Earnings from continuing operations	0.85	0.88	1.61	0.35
Loss from discontinued operations, net of tax	(0.05)	(0.12)	(0.07)	(0.74)
Net income (loss)	0.80	0.76	1.54	(0.39)

Diluted:
Earnings from continuing operations	0.84	0.88	1.59	0.35
Loss from discontinued operations, net of tax	(0.05)	(0.12)	(0.07)	(0.73)
Net income (loss)	0.79	0.76	1.52	(0.38)

Basic weighted average shares outstanding	36.4	36.4	36.5	37.2
Diluted weighted average shares outstanding	36.9	36.6	36.8	37.4
(1)	In the twelve months ended May 31, 2009, the Company recorded a loss of $1.4 related to fixed asset impairments.

(2)	Impairment charges for the three months ended May 31, 2010 include $3.0 in impairment charges relating to goodwill and other intangible assets in the Media, Licensing and Advertising segment, specifically related to the Company's direct-to-home toy catalog business. Impairment charges for the twelve months ended May 31, 2010 also include $36.3 in impairment charges related to the Company's decision to consolidate supplemental non-fiction and library publishing activities into the Children's Book Publishing and Distribution segment. In addition, the Company recorded $3.8 in impairment charges related to assets received in connection with the dissolution of a joint venture in the United Kingdom. In the twelve months ended May 31, 2009, the Company recorded a non-cash charge for impairment of goodwill in its UK business of $17.0.

(3)	Other income of $0.9 and $0.7 for the twelve months ended May 31, 2010 and May 31, 2009, respectively, related to gains on the repurchase of 5% Notes on the open market.

(4)	In the twelve months ended May 31, 2010, the Company recorded losses on an investment in a U.S. based internet company of $1.5. In the twelve months ended May 31, 2009, the Company recorded non-cash losses on investments in a UK book distribution business and related entities of $13.5

(5)	The Company has closed or sold several operations during fiscal year 2008 and fiscal year 2009, and presently holds for sale other operations. All of these businesses are classified as discontinued operations in the Company’s financial statements. During the second quarter of fiscal 2010, the Company sold a non-core book distribution business.

(6)	Earnings per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	5/31/2010 (1)	5/31/2009 (1)	Change		5/31/2010 (1)	5/31/2009 (1)	Change

Children's Book Publishing & Distribution (2)
Revenue
Book Clubs	$79.2	$79.6	($0.4)	(1%)	$304.9	$340.9	($36.0)	(11%)
Trade	39.4	33.8	5.6	17%	174.6	183.7	(9.1)	(5%)
Book Fairs	154.9	144.3	10.6	7%	431.1	415.8	15.3	4%
Total revenue	273.5	257.7	15.8	6%	910.6	940.4	(29.8)	(3%)
Operating income	50.7	36.2	14.5	40%	117.9	101.8	16.1	16%
Operating margin	18.5%	14.0%			12.9%	10.8%

Educational Publishing
Revenue	117.2	103.4	13.8	13%	476.5	384.2	92.3	24%
Operating income (3)	21.7	19.6	2.1	11%	67.2	55.8	11.4	20%
Operating margin	18.5%	19.0%			14.1%	14.5%

International
Revenue	116.8	105.6	11.2	11%	412.0	399.0	13.0	3%
Operating income (4)	17.3	10.3	7.0	68%	30.0	7.3	22.7	*
Operating margin	14.8%	9.8%			7.3%	1.8%

Media, Licensing and Advertising (2) (5)
Revenue	30.9	29.3	1.6	5%	113.8	125.7	(11.9)	(9%)
Operating (loss) income	(1.6)	1.9	(3.5)	*	(4.2)	(0.0)	(4.2)	*
Operating margin	*	6.5%			*	*

Overhead expense	29.2	21.0	(8.2)	(39%)	82.5	94.5	12.0	13%

Operating income from continuing operations	$58.9	$47.0	$11.9	25%	$128.4	$70.4	$58.0	82%

(1)	Results for the three and twelve month periods ended May 31, 2010 and May 31, 2009 reflect continuing operations and exclude discontinued operations.

(2)	Beginning with the first quarter of fiscal year 2010, the Company classified certain revenues and operating expenses formerly included in the Media Licensing and Advertising segment to the Children’s Book Publishing and Distribution (“CBP&D”) segment. These changes include revenues and operating expenses derived from sales of media and interactive products sold through the various channels employed by the CBP&D segment. This change in reporting is consistent with changes in the Company’s internal financial reporting structure, and reflects the chief operating decision maker’s assessment of performance and asset allocation. Prior period results have been reclassified for consistency with this change in reporting structure.

(3)	The twelve months ended May 31, 2010 includes an impairment charge of $36.3 or $0.60 per diluted share, in connection with the decision to consolidate supplemental non-fiction and library publishing activities into the Children’s Book Publishing and Distribution segment. This charge is included in the Educational Publishing segment. The twelve months ended May 31, 2009 includes a charge of $1.4 or $0.02 per diluted share related to fixed asset impairments.

(4)	The twelve months ended May 31, 2010 includes an impairment charge of $3.8 or $0.10 per diluted share, in connection with assets acquired in connection with the dissolution of a joint venture in the UK. The twelve months ended May 31, 2009 include $17.0 of intangible asset impairment charges, or $0.28 per diluted share. These charges are included in the International segment.

(5)	The three months ended May 31, 2010 includes an impairment charge of $3.0 or $0.05 per diluted share, relating to the Company's direct-to-home toy catalog business. These charges are included in the Media, Licensing and Advertising segment.

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

	5/31/2010	5/31/2009

Continuing Operations
Cash and cash equivalents	$244.1	$143.6
Accounts receivable, net	212.5	197.4
Inventories, net	315.7	344.8
Accounts payable	101.0	128.2
Accrued royalties	42.3	41.7
Lines of credit, short-term debt and current portion of long-term debt	50.3	53.7
Long-term debt, excluding current portion	202.5	250.0
Total debt	252.8	303.7
Total capital lease obligations	55.9	57.9
Net debt (1)	8.7	160.1

Discontinued Operations
Total assets of discontinued operations	20.4	31.0
Total liabilities of discontinued operations	3.9	7.3

Total stockholders' equity	830.4	785.0

SELECTED CASH FLOW ITEMS

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	5/31/2010	5/31/2009	5/31/2010	5/31/2009

Net cash provided by operating activities	$77.3	$154.5	$275.8	$188.6
Less: Additions to property, plant and equipment	26.9	12.4	55.3	45.2
Pre-publication and production costs	15.8	16.8	48.9	58.5

Free cash flow (2) (3)	$34.6	$125.3	$171.6	$84.9

(1)	Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)	Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes discontinued operations for the three and twelve months ended May 31, 2010 and May 31, 2009.

CONTACT:
Scholastic Corporation
Investors:
Jeffrey Mathews, 212-343-6741
investor_relations@scholastic.com
or
Media:
Kyle Good, 212-343-4563
kgood@scholastic.com